Exhibit 10(iii)(c)
Form of award letter for grants of long term performance awards to executive officers
<GRANT DATE>
Dear <NAME>:
It is my pleasure to congratulate you for being selected to participate in the Long Term Performance Award Program (the “Program”) under The Stanley Works 2009 Long-Term Incentive Plan. This Program is intended to provide substantial, equity-based rewards for specified full-time members of our management team, provided specific Performance Goals are achieved during the Measurement Period (<DATE RANGE>).
In conjunction with our short-term variable compensation program (MICP) and our stock option/restricted stock unit program, the Program is an important addition to your total compensation package, and provides a strong additional incentive to continue increasing shareholder value.
Each participant in the Program will have an opportunity to earn a number of Performance Shares (PS) based upon achievement of the Performance Goals. Each PS unit represents one share of Stanley Common Stock and, accordingly, the potential value of a participant’s performance award under the Program may change as our stock price changes.
The Performance Goals applicable to this Award and the percentage of your total bonus opportunity that applies to each goal will be communicated to you by a member of Stanley’s Human Resources Department within the next several days.
Your performance award covers the following number of PS units:

	Threshold	Target	Maximum
# PS	<NUMBER1>	<NUMBER2>	<NUMBER3>
Please see the following pages for information on vesting and settlement, definitions of capitalized terms used herein and for other Terms and Conditions applicable to this Award, which Terms and Conditions along with the 2009 Long-Term Incentive Plan will govern your Award. If you have any questions, please call me, Jim Loree or Mark Mathieu. Once again, thank you for your continued support and congratulations on being selected to participate in this important Program.
Best regards,
John F. Lundgren

Exhibit 10(iii)(c)
Form of award letter for grants of long term performance awards to executive officers
Terms and Conditions applicable to
Long Term Performance Awards
This certifies that The Stanley Works (the “Company") has on the Date of this Award Letter granted to the Participant named above a performance award (“Performance Award”) of that number of Performance Units set forth in this Award Letter, subject to certain restrictions and on the terms and conditions contained in this Award Letter and The Stanley Works 2009 Long-Term Incentive Plan, as amended from time to time (the “Plan"). A copy of the Plan is available upon request. In the event of any conflict between the terms of the Plan and this Award Letter, the terms of the Plan shall govern. This Performance Award represents the right of the Participant to receive a number of Shares to be issued if the Company achieves the Performance Goals for the Measurement Period as set forth above.
1.	Time and Manner of Settlement. As soon as practicable following completion of the applicable Measurement Period, but in no event later than March 15 of the year following the end of such period, and assuming that the Threshold Performance Goals are achieved and employment requirements are satisfied, the Company shall issue a number of Shares to the Participant, in settlement of the Participant’s Performance Award, equal to (i) the number of Shares specified in this Award Letter to be issued based upon the Performance Goals achieved plus (ii) in the event performance falls between the Threshold and Target or Target and Maximum Goals as specified in the Award Letter, a pro rata number of Shares calculated as follows (rounded to the closest whole number):
S = ((A-L)/(N-L))x(SN-SL)
where:
S =the additional number of Shares to be issued
A =the actual Performance Goal achieved (e.g., EPS, ROCE)
L =the applicable Performance Goal reached (i.e., threshold, target or maximum)
N =the next highest applicable Performance Goal (i.e., target or maximum)
SN =the number of Shares designated for issuance at the next highest applicable Performance Goal; and
SL = the number of Shares designated for issuance at the applicable Performance Goal reached.
2.	Vesting; form of settlement. Performance Awards will become vested at the time of settlement to the extent that the applicable performance metrics have been achieved and provided that the participant is continuously employed by Stanley until such time. Performance Awards will be settled in shares of Stanley stock as soon as practicable following the end of the Measurement Period. For participants who were MICP Level 3 or higher at the time of grant, the Shares will be distributed in the form of restricted stock to the extent the participant does not hold the number of shares specified in the Minimum Stock Ownership Guidelines

Exhibit 10(iii)(c)
Form of award letter for grants of long term performance awards to executive officers set forth below at the time of settlement. Any additional Shares will be issued in the form of Unrestricted Stock. For all other participants, Performance Awards will be settled in the form of Unrestricted Stock. Participants will be entitled to vote and receive dividends on Restricted Stock following the date of distribution.

The Minimum Stock Ownership Guidelines are as follows:

Position	Multiple of Base Salary
CEO	3X

MICP Level 1	2X

MICP Levels 2 and 3	1X
If a participant’s employment with Stanley terminates due to his or her Retirement, death or Disability prior to the date the Performance Awards are settled, the participant’s Performance Award will be pro-rated based on the number of days in the Measurement Period that the participant was employed by Stanley. The participant’s pro-rated Performance Award will be settled at the same time as performance awards for active participants are settled, to the extent the applicable performance metrics have been achieved. Pro-rated performance awards will be settled in the form of Unrestricted Stock. A participant whose employment with Stanley terminates prior to the date of settlement for any other reason will forfeit all rights in respect of his or her performance award and will not be entitled to receive any Shares or other payment under the Program.

3.	Rights of a Shareholder. The Participant shall not have any rights of a shareholder with respect to the Performance Awards or any Shares issued in settlement thereof prior to the date of settlement.

4.	Transferability. Transferability shall be as set forth in the Plan.

5.	Adjustments. Notwithstanding any other provision hereof, the Committee shall have authority to make adjustments in the terms and conditions of, and the criteria included in, Performance Awards granted hereunder, as set forth in the Plan.

6.	Miscellaneous. The Committee shall have full authority to administer the Performance Awards and to interpret the terms of the Award Document and this document, which authority includes the authority to waive certain conditions in appropriate circumstances. All decisions or interpretations of the Committee with respect to any question arising in respect of the Performance Awards shall be binding, conclusive and final. The waiver by Stanley of any provision of this document or an Award Document shall not operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision of this document or any Award Document. The validity and construction of the terms of

Exhibit 10(iii)(c)
Form of award letter for grants of long term performance awards to executive officers this document and any Award Document shall be governed by the laws of the State of Connecticut. The terms and conditions set forth in this document and any Award Document are subject in all respects to the terms and conditions of the Plan, which shall be controlling. The Participant agrees to execute such other agreements, documents or assignments as may be necessary or desirable to effect the purposes hereof.

7.	Unfunded Arrangement. The Performance Awards represented in any Award Document constitute an unfunded unsecured promise of Stanley and the rights of the Participant in respect of the Performance Awards are no greater than the rights of an unsecured creditor of Stanley.

8.	Change in Control. Notwithstanding any provision in the Award documents to the contrary, upon a Change in Control each outstanding Performance Award shall be cancelled and in respect of his or her cancelled Performance Award a Participant shall receive a pro rata portion of the Performance Award, calculated by assuming the achievement of the applicable Performance Goal or Performance Goals at target levels and then multiplying this amount by a fraction, the numerator of which is the number of days completed in the Performance Period prior to the Change in Control and the denominator of which is the total number of days in the Performance Period. The pro rata portion of the Performance Award shall be issued in accordance with the terms of the Plan not later than 15 days following such Change in Control. In addition, if any Performance Award which a Participant earned under the Plan during any Performance Period which ended prior to the Change in Control has neither been issued to the Participant nor credited to such Participant under a deferred compensation plan maintained or sponsored by the Company or an Affiliate prior to the Change in Control, such Performance Award shall be settled in accordance with the Plan as soon as practicable and in no event later than the later of (i) March 1st following the year in respect of which the Performance Award was earned or (ii) the fifteenth day following the Change in Control, provided, however, that in no event shall such settlement occur later than March 15 of the year following the year in respect of which the Performance Award was earned. After a Change in Control, the Committee may not exercise its discretion pursuant to Section 5 hereof to decrease the amount of stock issuable in respect of any Performance Award which is outstanding immediately prior to the occurrence of the Change in Control.

9.	Capitalized Terms. The following capitalized terms shall have the meaning set forth below for purposes of this Letter. All other capitalized terms used in this document shall have the meanings set forth in the Plan.
Measurement Period. The period during which financial performance is measured against the applicable Performance Goals as set forth in this Award Letter.

Performance Goals. Goals established by the Compensation and Organization Committee of the Board of Directors or, pursuant to an

Exhibit 10(iii)(c)
Form of award letter for grants of long term performance awards to executive officers appropriate delegation of authority, the Chairman of the Board, for performance of the Company as a whole and/or specific businesses or functions during the Measurement Period. The Performance Goals applicable to you for a particular Measurement Period will be communicated to you by a member of Stanley’s Human Resources Department.

Restricted Stock. Common Stock of the Company that confers on holders the right to vote and receive dividends, but that is subject to certain restrictions on sale and transfer. All restrictions on sale and transfer of such stock shall lapse on the date the Participant’s employment with the Company or any Affiliate terminates, regardless of the reason for termination, provided, however, that a transfer of employment from the Company to any Affiliate or from any Affiliate to another Affiliate or to the Company shall not be deemed a termination of employment hereunder. In addition, if through the acquisition of additional Shares or otherwise, the total market value of shares owned by a Participant (restricted and unrestricted) exceeds any applicable Minimum Ownership Guidelines, the restrictions on the sale and transfer of that number of Shares of Restricted Stock in excess of the number required to meet the applicable Minimum Ownership Guidelines shall lapse.

Shares. Shares of Restricted Stock or Unrestricted Stock to be issued if Performance Goals are achieved, as specified in this Award Letter.

Unrestricted Stock. Common Stock of the Company that may be sold at any time.